EXHIBIT 10.5
LOJACK CORPORATION
SHORT TERM INCENTIVE PLAN

1.	Purpose
This Short Term Incentive Plan (the “Incentive Plan”) is intended to provide an incentive to motivate eligible executives and other employees of LoJack Corporation (the “Company”) and its subsidiaries toward achievement of performance goals and business results, to tie their goals and interests to those of the Company and its shareholders, and to enable the Company to attract and retain highly qualified individuals. The Incentive Plan is for the benefit of Covered Employees (as defined below).

2.	Covered Employees
From time to time, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) may select certain executives and other employees (the “Covered Employees”) to be eligible to receive cash bonuses hereunder. Participation in this Plan does not change the “at will” nature of a Covered Employee’s employment with the Company.

3.	Administration
The Compensation Committee shall have the sole discretion and authority to administer and interpret the Incentive Plan.

4.	Bonus Determinations
(a)    Corporate Performance Goals. A Covered Employee may receive a bonus payment under the Incentive Plan based upon the Company's attainment of one or more performance objectives that are established by the Compensation Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Corporate Performance Goals”), including the following: revenue; corporate revenue; earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); cash flow (including, but not limited to, operating cash flow and free cash flow); changes in the market price of the Company’s common stock; economic value-added; acquisitions or strategic transactions; operating income (loss); return on capital, assets, equity, or investment; shareholder returns; return on sales; gross or net profit levels; productivity; expense efficiency; margins; operating efficiency; customer satisfaction; working capital; earnings (loss) per share of the Company’s common stock; bookings, new bookings or renewals; sales or market shares; number of customers, number of new customers or customer references; operating income and/or net annual recurring revenue, any of which may be (i) measured in absolute terms or compared to any incremental increase, (ii)

2013 LoJack Corporate Short Term Incentive Plan Document

measured in terms of growth, (iii) compared to another company or companies or to results of a peer group, (iv) measured against the market as a whole and/or as compared to applicable market indices and/or (v) measured on a pre-tax or post-tax basis (if applicable). Further, any Corporate Performance Goals may be used to measure the performance of the Company as a whole or a business unit or other segment of the Company, or one or more product lines or specific markets, as practicable.  The Corporate Performance Goals may differ from Covered Employee to Covered Employee.
(b)    Calculation of Corporate Performance Goals. At the beginning of each applicable performance period, the Compensation Committee will determine whether any significant element(s) will be included in or excluded from the calculation of any Corporate Performance Goal with respect to any Covered Employee.  In all other respects, Corporate Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Compensation Committee at the beginning of the performance period and which is consistently applied with respect to a Corporate Performance Goal in the relevant performance period.
(c)    Target; Minimum; Maximum. Each Corporate Performance Goal shall have a “target” (100 percent attainment of the Corporate Performance Goal) and may also have a “minimum” threshold and/or a “maximum” level (for purposes of bonus determination).
(d)    Bonus Requirements; Individual Goals. Except as otherwise set forth in this Section 4(d): (i) any bonuses paid to Covered Employees under the Incentive Plan shall be based upon objectively determinable bonus formulas that tie the amount, eligibility or funding for such bonuses to one or more performance targets relating to the Corporate Performance Goals; (ii) bonus formulas for Covered Employees shall be adopted in each performance period by the Compensation Committee and communicated to each Covered Employee at the beginning of each performance period; and (iii) no bonuses shall be paid to Covered Employees unless and until the Compensation Committee makes a determination with respect to the attainment of the performance targets relating to the Corporate Performance Goals. Notwithstanding the foregoing once all the Corporate Performance Goals have been achieved at least at the minimum threshold level, the Compensation Committee may adjust bonuses payable under the Incentive Plan based on achievement of one or more individual performance objectives or goals and/or upon such other terms and conditions as the Compensation Committee may in its discretion determine.
(e)    Individual Target Bonuses. The Compensation Committee shall establish target and maximum bonus opportunities for each Covered Employee for each performance period. For each Covered Employee, the Compensation Committee shall have the authority to apportion the target award so that a portion of the target award shall be tied to attainment of Corporate Performance Goals and a portion of the target award shall be tied to attainment of individual performance objectives.
(f)    Employment Requirement. Subject to any additional terms contained in a written agreement between the Covered Employee and the Company, the payment of a bonus to a Covered Employee with respect to a performance period shall be conditioned upon the Covered Employee’s employment by the Company on the bonus payment date. If a Covered Employee

2013 LoJack Corporate Short Term Incentive Plan Document

was not employed or was not a Covered Employee for an entire performance period, the Compensation Committee may pro rate the bonus based on the number of days employed during such period.

5.	Timing of Payment
(a)    With respect to Corporate Performance Goals established and measured on a basis more frequently than annually (e.g., quarterly or semi-annually), the Corporate Performance Goals will be measured at the end of each performance period after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/or individual goals for such period are met, payments will be made as soon as practicable following the end of such period, but not later than 74 days after the end of the fiscal year in which such performance period ends.
(b)    With respect to Corporate Performance Goals established and measured on an annual or multi-year basis, Corporate Performance Goals will be measured as of the end of each such performance period (e.g., the end of each fiscal year) after the Company’s financial reports with respect to such period(s) have been published. If the Corporate Performance Goals and/ or individual goals for any such period are met, bonus payments will be made as soon as practicable, but not later than 74 days after the end of the relevant fiscal year.
(c)    For the avoidance of doubt, bonuses earned at any time in a fiscal year must be paid no later than 74 days after the last day of such fiscal year.

6.	Amendment and Termination
The Company reserves the right to amend or terminate the Incentive Plan at any time in its sole discretion.

2013 LoJack Corporate Short Term Incentive Plan Document